The Prudential Investment Portfolios, Inc.
File No. 811-07343
For the Semi-Annual Period ended September 30, 2009

SUB-ITEM 77D
Policies with Respect to Security Investment

PRUDENTIAL INVESTMENT PORTFOLIOS, INC.

Dryden Active Allocation Fund (the "Fund")
Supplement dated September 10, 2009 to the Prospectus dated
December 1, 2008

Pursuant to changes in certain non-fundamental investment policies recently approved by the Fund's Board of Directors, the Fund's
Prospectus is hereby revised as set forth below. This supplement is in addition to any other existing supplements to the Fund's Prospectus.

1. 	The Fund's name is changed from "Dryden Active Allocation
Fund" to "Dryden Asset Allocation Fund." The Fund's name change will be implemented as soon as reasonably practicable.

2.  	The section captioned  "Investment Objective and Principal
Strategies" on pages 3-4 is deleted and replaced with the following:

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES

Our investment objective is to seek income and long-term growth of capital. The Fund seeks to achieve its objective by investing in a
portfolio of equity, fixed-income and money market securities.   The
Fund's equity investments are managed by Quantitative Management Associates LLC (QMA). The Fund's fixed-income and money market securities are managed by Prudential Investment Management, Inc.
(PIM). While we make every effort to achieve our objective, we can't guarantee success.

Normally the Fund will invest 45% to 70% of its total assets in equity-related securities. Equity-related securities in which the Fund primarily
invests are common stocks and stock index futures.   The Fund may
invest up to 15% of its total assets in equity-related securities of small companies. We currently consider small companies to be those with a market capitalization less than the market capitalization of the largest company in the Russell 2000 Index at the time of investment. As of July 31, 2009, this number was approximately $2.168 billion.

Under normal circumstances, we will invest 30% to 55% of our total assets in fixed-income securities. We may invest up to 20% of our total assets in fixed-income securities rated lower than investment grade. These are known as "junk bonds."

Normally, we also may invest up to 35% of the Fund's total assets in money market instruments, which include the commercial paper of U.S. and non-U.S. corporations, short-term obligations of U.S. and foreign banks and short-term obligations guaranteed by the U.S. government or its agencies.

We may invest up to 35% of the Fund's total assets in foreign equity and debt securities. Up to 33-1/3 % of the Fund's total assets may be used in investment techniques involving leverage, such as dollar rolls, forward rolls and reverse repurchase agreements. We may invest in exchange-traded funds (ETFs) or exchange traded notes (ETNs) for exposure to relevant markets, and also may use derivatives for hedging or to improve the Fund's returns.

3. 	In the Prospectus, the following is added immediately following
"Principal Risks - Equity and Equity-Related Securities Risks" on page
5:

Risks of Small Cap Issuers. Small company stocks present above-average risks. This means that when stock prices decline overall, the Fund may decline more than a broad-based securities market index.
These companies may offer a smaller range of products and services than larger companies. They may also have limited financial resources and may lack management depth. As a result, stocks issued by smaller companies tend to be less liquid and fluctuate in value more than the stocks of larger, more established companies.


4. 	In the Prospectus, the following is added immediately preceding
"Other Investments and Strategies - Repurchase Agreements" on page
17:

Exchange-Traded Funds (ETFs) and Exchanged-Traded Notes (ETNs).
The Fund may invest in ETFs, subject to certain limits on investment in securities of non-affiliated investment companies. An ETF represents shares of ownership in either a mutual fund or unit investment trust that holds a portfolio of securities that may include bonds, common stocks, other instruments or a combination of all three and which is designed to provide exposure to the market represented by the portfolio of those securities. In addition, the Fund may invest in ETNs. ETNs, like ETFs, are traded on major exchanges. ETN returns are based on the performance of a market index, although the credit rating of the issuer may affect the value of the ETN (see "Principal Risks - Credit Risks," above).

5. 	The fifth footnote under "Notes to Average Annual Returns Table"
on page 8 is deleted and replaced with the following:

Customized Blend for purposes of the above table is a model portfolio consisting of the S&P 500 Index (57.5%), the Barclays Capital U.S. Aggregate Bond Index (40%) and the Treasury bill 3-month blend
(2.5%).   Each component of Customized Blend is an unmanaged index
generally considered to represent the performance of its asset class. The Customized Blend is intended to provide a theoretical comparison to the Fund's performance, based on the amounts allocated to each asset class.
The Customized Blend does not reflect deductions for any sales charges, taxes or operating expenses of a mutual fund. These returns would be lower if they included the effect of these deductions. Source: Lipper Inc. The Customized Blend return for purposes of the above table since inception was 6.95% for Class R shares. Effective the date of this supplement, Customized Blend shall be a model portfolio consisting of the S&P 500 Index (50%), the Russell 2000 Index (5%), the MSCI EAFE
Index (5%), and Barclays Capital U.S. Aggregate Bond Index (40%).

6. 	The 1st,  3rd,  4th, 5th, 11th and 12th bullet points under "Principal
& Non-Principal Strategies: Investment Limits" are deleted and replaced with the following:

*	Equity-related securities: 45%-70% of total assets; up to 15%
of total asset in equity-related securities of  small cap issuers.
*	Fixed-income obligations: 30%-55% of total assets; up to 20%
of total assets in "junk" bonds
*	Mortgage-related securities: Up to 55% of total assets
*	Asset-backed securities: Up to 55% of total assets
*	U.S. Government securities: Up to 55% of total assets
*	Money market instruments: Up to 35% of total assets
normally; up to 100% on temporary basis

7. 	Ted Lockwood, Joel Kallman and John Moschberger are named as additional portfolio managers of the Fund. The following is added on page 30 following the biography of Kay T. Willcox, as follows:

Ted Lockwood is a Managing Director for Quantitative Management Associates (QMA) and head of QMA's asset allocation area. He is also responsible for managing asset allocation and equity portfolios, investment research, and new product development. Previously, Ted was an AT&T Bell Laboratories Fellow and member of the technical staff at AT&T. Ted graduated summa cum laude with a BE in Engineering from Stony Brook University and earned an MS in Engineering and an MBA in Finance from Columbia University.


Joel M. Kallman, CFA, is an Investment Associate for Quantitative Management Associates (QMA). Joel is a portfolio manager and a member of the asset allocation team's investment committee. He also conducts economic and market valuation research. Joel has also held various positions within Prudential's fixed-income group, in areas such as high-yield credit analysis and performance reporting. He earned a BS and MBA in Finance from Rutgers University. He is also a member of the New York Society of Security Analysts and holds the Chartered Financial Analyst (CFA) designation.

John W. Moschberger, CFA, is a Managing Director for Quantitative Management Associates (QMA). John manages both retail and institutional account portfolios benchmarked against the numerous domestic and international indices. He manages the Dryden Stock Index Fund and its corresponding variable life and annuity portfolio, the Prudential Series Fund-Stock Index Portfolio. He is also responsible for trading foreign and domestic equities, foreign exchange and derivative instruments. John previously worked as a Research Analyst with Prudential Equity Management Associates. John earned a BS in Finance from the University of Delaware and an MBA from Fairleigh Dickinson University and holds the Chartered Financial Analyst (CFA) designation.

8.  	The following is added to the table captioned "Portfolio Manager
Starting Service Dates" on page 30:

Portfolio Manager Starting Service Dates

Ted Lockwood		September 2009
Joel M. Kallman, CFA	September 2009
John Moschberger	September 2009



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